Exhibit 10.1
Execution Version

Published CUSIP Numbers: Deal: 45074KAC5 Term Loan: 45074KAD3
CREDIT AGREEMENT
Dated as of September 12, 2024
among
ITT INC.,
as the Borrower,
U.S. BANK NATIONAL ASSOCIATION,
as the Administrative Agent,
and
THE OTHER LENDERS PARTY HERETO
U.S. BANK NATIONAL ASSOCIATION,
as Sole Lead Arranger and Sole Bookrunner

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5.04	Governmental Approvals	47
5.05	Financial Statements; No Material Adverse Change	47
5.06	Litigation; Compliance with Laws	47
5.07	Federal Reserve Regulations	48
5.08	Investment Company Act	48
5.09	Use of Proceeds	48
5.10	Full Disclosure; No Material Misstatements	48
5.11	Taxes	48
5.12	Employee Pension Benefit Plans	48
5.13	Anti-Corruption Laws and Sanctions	49
5.14	Affected Financial Institution	49
5.15	Beneficial Ownership Certification	49
ARTICLE VI. AFFIRMATIVE COVENANTS		49
6.01	Financial Statements	49
6.02	Business and Properties	49
6.03	Financial Statements, Reports, etc.	50
6.04	Insurance.	51
6.05	Obligations and Taxes	52
6.06	Litigation and Other Notices.	52
6.07	Maintaining Records; Access to Properties and Inspections.	52
6.08	Use of Proceeds	52
ARTICLE VII. NEGATIVE COVENANTS		52
7.01	Priority Indebtedness	52
7.02	Liens	54
7.03	Fundamental Changes	55
7.04	Financial Covenant	55
7.05	Sanctions	56
7.06	Anti-Corruption Laws	56
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		56
8.01	Events of Default; Remedies	56
8.02	Application of Funds	58
ARTICLE IX. ADMINISTRATIVE AGENT		58
9.01	Appointment and Authority	58
9.02	Rights as a Lender	59
9.03	Exculpatory Provisions	59
9.04	Reliance by Administrative Agent	60
9.05	Delegation of Duties	60
9.06	Resignation of Administrative Agent	60
9.07	Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders	61
9.08	No Other Duties, Etc	62

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9.09	Administrative Agent May File Proofs of Claim	62
9.10	Certain ERISA Matters.	63
9.11	Recovery of Erroneous Payments.	64
ARTICLE X. GUARANTEE		64
10.01	Guarantee	64
10.02	Status as Eligible Contract Participant	65
ARTICLE X. MISCELLANEOUS		65
11.01	Amendments, Etc	65
11.02	Notices; Effectiveness; Electronic Communication.	67
11.03	No Waiver; Cumulative Remedies; Enforcement	69
11.04	Expenses; Indemnity; Damage Waiver.	69
11.05	Payments Set Aside	71
11.06	Successors and Assigns.	72
11.07	Treatment of Certain Information; Confidentiality	76
11.08	Right of Setoff	76
11.09	Interest Rate Limitation	77
11.10	Integration; Effectiveness	77
11.11	Survival of Representations and Warranties	77
11.12	Severability	77
11.13	Replacement of Lenders	78
11.14	GOVERNING LAW; JURISDICTION; ETC.	79
11.15	WAIVER OF JURY TRIAL	80
11.16	No Advisory or Fiduciary Responsibility	80
11.17	Document Imaging; Telecopy and PDF Signatures; Electronic Signatures	80
11.18	USA PATRIOT Act	81
11.19	ENTIRE AGREEMENT	81
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	81
11.21	Acknowledgement Regarding Any Supported QFCs	81

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SCHEDULES
2.01    Term Commitments and Applicable Percentages
7.01    Existing Indebtedness
7.02    Existing Liens
11.02    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
A    Form of Assignment and Assumption
B    Form of Loan Notice
C    Form of Note
D-1    Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
D-2    Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
D-3    Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
D-4    Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)

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CREDIT AGREEMENT
This Credit Agreement is entered into as of September 12, 2024 among ITT Inc., an Indiana corporation (the “Borrower”), each Lender from time to time party hereto and U.S. Bank National Association, as the Administrative Agent.
The Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower and its Subsidiaries on the terms and conditions set forth herein.
The Lenders have agreed to make such loans and other financial accommodations to the Borrower and its Subsidiaries, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I. DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any acquisition by the Borrower or any Subsidiary of (a) Equity Interests in any Person (other than the Borrower or any Subsidiary) if, after giving effect thereto, such Person will become a Subsidiary, or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (other than the Borrower or any Subsidiary).
“Acquisition Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries that has been incurred for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions; provided, that, such Indebtedness shall only constitute “Acquisition Indebtedness” if (a) such Material Acquisition has not been consummated, (b) the definitive documentation for such Material Acquisition has not been terminated or expired in accordance with its terms and more than ten (10) days shall have passed, and (c)(i) the proceeds of such Indebtedness are held by the Borrower or any of its Subsidiaries in the form of unrestricted cash or cash equivalents, or (ii) such Indebtedness is subject to mandatory redemption in the event such Material Acquisition is not consummated.
“Administrative Agent” means U.S. Bank (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

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“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement, including schedules and exhibits hereto.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Term SOFR Rate (without giving effect to the Applicable Rate) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Term SOFR Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Loans are unavailable pursuant to Section 3.03, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.
“Anti-Corruption Law” means any law, rule, or regulation of any jurisdiction applicable to the Borrower or any Subsidiary from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding Term Loan held by such Lender’s Term Loan at such time. The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Ratings as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s/Fitch	Term SOFR Loans	Base Rate Loans
1	A-/A3/A- or better	0.875%	0.000%
2	BBB+/Baa1/BBB+	0.925%	0.000%
3	BBB/Baa2/BBB	1.050%	0.050%
4	BBB-/Baa3/BBB-	1.175%	0.175%
5	BB+/Ba1/BB+ or worse	1.500%	0.500%
“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided, that, (a) if the Debt Ratings shall fall within different Pricing Levels, then the applicable Pricing Level shall be (i) the Pricing Level in which two of the Debt Ratings shall fall, or (ii) if there is no such Pricing Level, the Pricing Level in which the intermediate Debt Rating shall fall, (b)(i) if Moody’s or S&P shall not have a Debt Rating in effect (other than by reason of the circumstances referred to below), such rating agency shall be deemed to have a Debt Rating in Pricing Level 5, and (ii) if Fitch shall not have a Debt Rating in effect (other than by reason of the circumstances referred to below), the applicable Pricing Level shall be the Pricing Level in which the higher of the Debt Ratings of Moody’s and S&P shall fall unless such Debt Ratings

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differ by more than one Pricing Level, in which case the applicable Pricing Level shall be that immediately below the Pricing Level in which the higher of such Debt Ratings falls, and (c) if any Debt Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first publicly announced by the rating agency making such change. If the rating system of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means U.S. Bank National Association, in its capacities as sole lead arranger and sole bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Rate for such day, in each case changing when and as the Alternate Base Rate or the Applicable Rate changes.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

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“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.03(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing”, the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists,

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in such other manner of administration as the Administrative Agent reasonably decides is necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and
(3)    in the case of an Early Opt-in Election, the Business Day specified by the Administrative Agent in the notice of the Early Opt-in Election provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such

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Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.03(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.03.

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“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Term SOFR, Term SOFR Base Rate or Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons shall have acquired beneficial ownership of more than forty percent (40%) of the outstanding Voting Shares of the Borrower (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder), or (b) during any period of twelve (12) consecutive months, commencing after the Closing Date, individuals who on the first day of such period were directors of the Borrower (together with any replacement or additional directors whose nomination or election was approved by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Borrower.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means September 12, 2024.
“Closing Date Acquisition” means the Borrower’s acquisition (directly or indirectly) of kSARIA Parent, Inc.
“Code” means the Internal Revenue Code of 1986.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period: (a) Consolidated Net Income for such period; plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (i) Consolidated Interest Expense for such period; (ii) consolidated income tax expense for such

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period; (iii) all amounts attributable to depreciation for such period and amortization of intangible and capitalized assets for such period; (iv) any losses during such period attributable to the disposition of assets other than in the ordinary course of business; (v) any other extraordinary, unusual or non-recurring non-cash charges for such period; (vi) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Borrower or any Subsidiary; (vii) any losses in such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement; (viii) any unrealized non-cash losses for such period attributable to accounting in respect of Hedging Agreements; (ix) any non-cash asbestos-related charges for such period; (x) any repositioning, realignment and restructuring costs for such period; provided, that, the aggregate amount added back pursuant to this clause (b)(x) during any period of four consecutive fiscal quarters shall not exceed $25,000,000; (xi) any acquisition-related expenses for such period; and (xii) any other special, extraordinary, unusual or non-recurring costs, expenses, charges, losses or other items for such period; provided, that, the aggregate amount of any cash items added back pursuant to this clause (b)(xii) in any period shall not exceed an amount equal to fifteen percent (15%) of Consolidated EBITDA for such period (determined prior to giving effect to such add back); minus (c) without duplication and to the extent included in determining such Consolidated Net Income: (i) any gains during such period attributable to the disposition of assets other than in the ordinary course of business; (ii) any other extraordinary non-cash gains for such period; (iii) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement; (iv) any unrealized non-cash gains for such period attributable to accounting in respect of Hedging Agreements; (v) the cumulative effect of changes in accounting principles occurring in such period; (vi) any cash payments made during such period with respect to non-cash items added back (or that would have been added back had this Agreement been in effect) in computing Consolidated EBITDA for any prior period, including those under clause (b)(ix) above; and (vii) any other special, extraordinary, unusual or non-recurring gains for such period. For purposes of calculating Consolidated EBITDA for any period to determine the Leverage Ratio, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.03(d).
“Consolidated Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of Financing Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense for any period during which the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition shall be calculated after giving pro forma effect thereto in accordance with Section 1.03(d).
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Tangible Assets” means, as of any date of determination, the total of (a) all assets appearing on the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered under Section 6.03(a) or (b), minus (b) the sum of the following items as shown on such consolidated balance sheet: (i) the book amount of all segregated intangible assets, including such items as good will, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expense less unamortized debt premium; plus (ii) all depreciation, valuation and other reserves; plus (iii) current liabilities; plus (iv) any minority interest in the shares of stock (other than Preferred Stock) and surplus of Subsidiaries; plus (v) deferred income and deferred liabilities.

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“Consolidated Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP; provided, that, (a) for purposes of calculating the Leverage Ratio, the term “Indebtedness” as used in this definition shall not include contingent obligations of the Borrower or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness, and (b) at any time after the definitive documentation for any Material Acquisition shall have been executed and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such Indebtedness ceases to constitute Acquisition Indebtedness)), for purposes of calculating the Leverage Ratio, the term “Indebtedness” as used in this definition shall not include any Acquisition Indebtedness with respect to such Material Acquisition.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 11.21.
“Credit Extension” means a Borrowing.
“Daily Simple SOFR” means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, plus (iii) two percent (2%) per annum; provided, that, with respect to

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a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Designated Hedging Obligations” means all obligations of the Borrower or any Subsidiary under each Hedging Agreement that (a) is in effect on the Closing Date with a counterparty that is a Lender (or an Affiliate thereof) as of the Closing Date, or (b) is entered into after the Closing Date with any counterparty that is a Lender (or an Affiliate thereof) at the time such Hedging Agreement is entered into, and, in either case, the obligations under which have been designated as “Designated Hedging Obligations” in a written notice delivered by the Borrower to the Administrative Agent.
“Dollar” and “$” mean lawful money of the United States.

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“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Early Opt-in Election” means, if the then-current Benchmark is the Term SOFR Base Rate, the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Term SOFR Base Rate to the Benchmark Replacement, and a notification by the Administrative Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Environmental Law” means any Federal, state, local, and foreign statute, law (including common law), regulation, standard, ordinance, rule, judgment, interpretation, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction relating to pollution and the protection of human health and safety, the environment and natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means: (a) any “reportable event” (as defined in Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan other than events for which the thirty (30) days’ notice period has been waived; (b) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (g) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), or with respect to which the Borrower or any such Subsidiary could otherwise be liable.
“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment (other than pursuant to an assignment request by the Borrower under Section 11.13), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

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“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. on such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means the fee letter agreement, dated September 12, 2024, among the Borrower and U.S. Bank.
“Financial Officer” of any Person means the chief financial officer, principal accounting officer, controller, assistant controller, treasurer, associate or assistant treasurer or director of treasury services of such Person.
“Financing Lease” means any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.
“Financing Lease Obligations” of any Person means any obligation of such Person to pay rent or other amounts under any Financing Lease.
“First Leverage Increase Period” has the meaning specified in Section 7.04.
“Fitch” means Fitch Ratings, a wholly owned subsidiary of Fimilac, S.A, or any of its successors.
“Floor” means 0%.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” has the meaning specified in Section 10.01(a).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement. The “amount” or “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (based on mark-to-market values and giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Indebtedness” of any Person means all indebtedness representing money borrowed or the deferred purchase price of property (other than trade accounts payable) or any Financing Lease Obligation, which in any case is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise). For the avoidance of doubt, the term Indebtedness shall not include obligations under Hedging Agreements.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.

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“Interest Payment Date” means: (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Term SOFR Loan and the Maturity Date; provided, that, if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)no Interest Period shall extend beyond the Maturity Date; and
(d)notwithstanding the foregoing, to the extent the Borrower has elected to borrow Term Loans on the Closing Date as Term SOFR Loans, the Interest Period with respect to such Borrowing may, at the election of the Borrower and with the consent of the Administrative Agent, have a different duration.
“IRS” means the United States Internal Revenue Service.
“ITT Italia” means ITT Italia s.r.l., an entity organized under the laws of Italy.
“ITT Italia Indebtedness” means unsecured Indebtedness incurred by ITT Italia, the proceeds of which will be used for general corporate purposes, including to finance the Acquisition by ITT Italia of one hundred percent (100%) of the outstanding share capital of Svanehøj Group A/S (Svanehøj), a company organized under the laws of Denmark.
“Law” or “law” means any international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns. Each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office.

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“Lender Recipient Party” means each Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Leverage Increase Period” has the meaning specified in Section 7.04.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, charge or other encumbrance on, of, or in such property or asset.
“Loan” means a Term Loan.
“Loan Document” means each of this Agreement, each Note, any amendment, modification or supplement to this Agreement or any other Loan Document, any waiver hereof or to any other Loan Document, and any other agreement pursuant to which the Borrower and the Administrative Agent designate such agreement as a Loan Document.
“Loan Notice” means a notice pursuant to Section 2.02 of (a) a Borrowing, (b) a conversion of Term Loans from Term SOFR Loans to Base Rate Loans, (c) a conversion of Term Loans from Base Rate Loans to Term SOFR Loans or (d) a continuation of Term SOFR Loans, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).
“Margin Regulations” means Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Margin Stock” has the meaning given such term under Regulation U of the Board.
“Material Acquisition” means any Acquisition; provided, that, the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.
“Material Adverse Effect” means an event or condition that has resulted in a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document, or (c) the enforceability of the Lenders’ rights under any Loan Document.

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“Material Disposition” means any sale, transfer or other disposition of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Subsidiary, or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided, that, the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.
“Material Indebtedness” means Indebtedness (other than the Loans and any guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements or Securitization Transactions, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $100,000,000 or more.
“Maturity Date” means September 12, 2027; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.09.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01, and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Speculative Hedging Agreement” means (a) any Hedging Agreement entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure in the course of its business (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary), and (b) any Hedging Agreement entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
“Note” means a promissory note made by one or more of the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar

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proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all Designated Hedging Obligations, (c) the due and punctual payment and performance of all other obligations of the Borrower under any agreement with any Lender for cash management services, including treasury, depository, overdraft, purchasing, credit or debit card, electronic funds transfer and other cash management arrangements, and (d) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means with respect to any Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of thereof occurring on such date.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“PATRIOT Act” has the meaning specified in Section 11.18.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.05;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.05;
(c)    pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in the preceding clause (c)(i);

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(d)    pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (but excluding obligations constituting Indebtedness), and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations described in clause (d)(i) above;
(e)    pledges or Liens necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Borrower or a Subsidiary or required in connection with the institution by the Borrower or a Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Borrower or a Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or anybody created or approved by law or governmental regulation in order to entitle the Borrower or a Subsidiary to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;
(f)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(i);
(g)    any Lien on property in favor of the United States, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract;
(h)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(i)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with depository institutions or securities intermediaries; provided that such deposit accounts, securities accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking or other regulations;

(j)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;
(k)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement;

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(l)    any Lien affecting property of the Borrower or any Subsidiary securing Indebtedness of the United States or a State thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in the opinion of the Borrower to meet environmental criteria with respect to manufacturing or processing operations of the Borrower or any Subsidiary and the proceeds of which Indebtedness have financed the cost of acquisition of such program, and renewals or extensions of any such Lien that do not extend to additional assets or increase the amount of the obligations secured thereby; and
(m)    contractual rights of set-off not established to secure the payment of Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.03.
“Preferred Stock” means any capital stock entitled by its terms to a preference (a) as to dividends, or (b) upon a distribution of assets.
“Priority Indebtedness” means, without duplication, (a)(i) all Indebtedness of any Subsidiary, and (ii) all obligations of any Subsidiary in respect of one or more Hedging Agreements, and (b)(i) all Indebtedness of the Borrower or any Subsidiary, and all obligations of the Borrower or any Subsidiary in respect of one or more Hedging Agreements, secured by any Lien on any asset of the Borrower or any Subsidiary (other than obligations of the Borrower under Non-Speculative Hedging Agreements that are secured only by cash or cash equivalents), (ii) all obligations of the Borrower or any Subsidiary under conditional sale or other title retention agreements relating to property acquired by the Borrower or such Subsidiary (excluding trade accounts payable incurred in the ordinary course of business), (iii) all Financing Lease Obligations of the Borrower or any Subsidiary, (iv) all Securitization Transactions of the Borrower or any Subsidiary, and (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Borrower or any Subsidiary, whether or not the Indebtedness secured thereby has been assumed by the Borrower or such Subsidiary.
“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by U.S. Bank or its parent as their prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.03.

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“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.21.
“Qualified Acquisition” means any Acquisition (or series of related Acquisitions consummated in any six (6)-month period) for which the aggregate consideration therefor is in excess of $300,000,000, but only to the extent that at least $300,000,000 of such consideration is (a) funded with the proceeds of Consolidated Total Indebtedness, and/or (b) comprised of Consolidated Total Indebtedness that is assumed in connection with such Acquisition (or series of related Acquisitions); provided, that, for any Acquisition (or series of related Acquisitions) to qualify as a “Qualified Acquisition,” a Responsible Officer of the Borrower shall have delivered to the Administrative Agent a certificate (i) certifying that such Acquisition (or series of related Acquisitions) meet the criteria set forth in this definition, and (ii) notifying the Administrative Agent that the Borrower has elected to treat such Acquisition (or series of related Acquisitions) as a “Qualified Acquisition”; provided further, that, notwithstanding anything to the contrary herein, the Closing Date Acquisition shall be deemed to be a “Qualified Acquisition.”
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 11:00 a.m. on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Request for Credit Extension” means with respect to a Borrowing, or a conversion or continuation of Term Loans, a Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to the Borrower, the chief executive officer, president, or a Financial Officer of the Borrower, and, solely for purposes of the delivery of incumbency certificates

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in connection with this Agreement, the secretary or any assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State to the extent that a U.S. Person would be prohibited from engaging in transactions with such Person, or by the United Nations Security Council, the European Union or any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person fifty percent (50%) or more owned by any such Person or Persons.
“Screen” has the meaning provided in the definition of Term SOFR Base Rate.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Leverage Increase Period” has the meaning specified in Section 7.04.
“Securities Act” means the Securities Act of 1933.
“Securitization Transaction” means any transfer by the Borrower or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivable or interests therein that have been written off as uncollectible.
“Significant Subsidiary” means, at any particular time, each Subsidiary that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC at such time.

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“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Supported QFC” has the meaning specified in Section 11.21.
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term Commitments of all of the Lenders on the Closing Date shall be $464,000,000.
“Term Loan” means an advance made by any Lender under Section 2.01.
“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

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“Term SOFR Base Rate” means, for the relevant Interest Period, the greater of (a) zero and (b) the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.
“Term SOFR Loan” means a Loan that bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.
“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Term SOFR Base Rate applicable to such Interest Period, plus (b) the Applicable Rate, plus (c) 0.10%.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitment of such Lender at such time and the Outstanding Amount of all Term Loans of such Lender at such time.
“Transactions” has the meaning specified in Section 5.02.
“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Term SOFR Loan.
“UETA” means the Uniform Electronic Transactions Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“U.S. Bank” means U.S. Bank National Association and its successors
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a) (30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.

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“Voting Shares” means, as to a particular corporation or other Person, outstanding shares of stock or other Equity Interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or Equity Interests entitled so to vote or participate only upon the happening of some contingency.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).
1.03    Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing financial statements referenced in Section 5.05(a) for the fiscal year of the Borrower ended December 31, 2023, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015. Prior to the delivery of financial statements pursuant to Section 6.03(b) for the fiscal quarter of the Borrower ending September 30, 2024, any calculation or other determination to be made pursuant to this Agreement by reference to the most recent financial statements of the Borrower shall be calculated or determined, as applicable, by reference to the most recent financial statements of the Borrower available on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or, if no such financials are available prior to the delivery of financial statements pursuant to Section 6.03(b) for the fiscal quarter of the Borrower ending September 30, 2024, by reference to the financial statements referenced in Section 5.05(a) for the fiscal quarter of the Borrower ended June 30, 2024.

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(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
(c)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d)Pro Forma Calculations. All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.03(a) or 6.03(b), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, (i) in accordance with Article 11 of Regulation S-X under the Securities Act, if such Material Acquisition or Material Disposition would be required to be given pro forma effect in accordance with Regulation S-X for purposes of preparing the Borrower’s annual and quarterly reports to the SEC, and (ii) in any event, on a reasonable basis consistent with accepted financial practice. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of twelve (12) months).
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Term SOFR Notification. The interest rate on Term SOFR Loans is determined by reference to the Term SOFR Base Rate, which is derived from Term SOFR. Section 3.03(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 3.03(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Base Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(b), will have the same value as, or be economically equivalent to, the Term

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SOFR Base Rate. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Base Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II. THE TERM COMMITMENTS AND CREDIT EXTENSIONS
2.01    Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower, in Dollars, on the Closing Date in an amount not to exceed such Lender’s Term Commitment. The Term Loan may be repaid or prepaid but may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, however, the Borrowing made on the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a funding indemnity letter, in form and substance satisfactory to the Administrative Agent, not less than one (1) Business Day prior to the Closing Date (or such shorter period as is agreed to by the Administrative Agent).
2.02    Borrowings, Conversions and Continuations of Term Loans.
(a)Each Borrowing, each conversion of Term Loans from Term SOFR Loans to Base Rate Loans, each conversion of Term Loans from Base Rate Loans to Term SOFR Loans, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of, Term SOFR Loans, or any conversion of Term SOFR Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided further, that, with respect to the Borrowing made on the Closing Date, the relevant Loan Notice (i) shall be delivered not less than one (1) Business Day prior to the Closing Date and (ii) may be conditioned upon the occurrence of the Closing Date Acquisition. Each Borrowing of, conversion to, or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of the of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from Term SOFR Loans to Base Rate Loans, a conversion of Term Loans from Base Rate Loans to Term SOFR Loans or a continuation of Term SOFR Loans, (B) the requested date of such Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Term Loans to be borrowed, converted or continued, (D) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term

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Loans shall be made as, or converted to, Term SOFR Loans having an Interest Period of one (1) month. If the Borrower requests a Borrowing of, or continuation of or Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office as applicable not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of U.S. Bank with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Term Loans may be requested as, converted to, or continued as Term SOFR Loans, without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then-outstanding Term SOFR Loans be prepaid.
(d)After giving effect to all Borrowings, all conversions of Term Loans from one Type to another, and all continuations of Term Loans of the same Type, there shall not be more than five (5) Interest Periods in effect with respect to the Term Loans.
(e)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
2.03    [Reserved].
2.04    [Reserved].
2.05    Prepayments.
(a)The Borrower may, upon notice (which notice shall be in a form acceptable to the Administrative Agent) to the Administrative Agent, at any time or from time to time, voluntarily prepay Term Loans in whole or in part without premium or penalty; provided, that, unless otherwise agreed by the Administrative Agent: (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole

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multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date, amount of such prepayment and the Type(s) of Term Loans to be prepaid, and if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Term Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrower. Subject to Section 2.15, each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Applicable Percentages.
2.06    Termination or Reduction of Term Commitments. The aggregate Term Commitments shall be automatically and permanently reduced to zero upon the Borrowing of the Term Loan on the Closing Date.
2.07    Repayment of Loans. The Borrower shall repay to the Lenders the aggregate principal amount of all Term Loans outstanding on the Maturity Date, which shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
2.08    Interest.
(a)Subject to the provisions of Section 2.08(b): (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Term SOFR Rate for such Interest Period and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.
(b)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations under the Loan Documents at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09 Fees.
(a)    The Borrower shall pay to U.S. Bank and the Administrative Agent, for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)    The Borrower shall pay to each Arranger, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(c)    The Borrower shall pay to the Lenders, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed; and all other computations of fees and interest, including those with respect to Term SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition

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to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, and maturity of its Loans and payments with respect thereto.
2.12 Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of any Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then

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the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided, that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section 2.13 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14 [Reserved].
2.15 Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided,

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that, (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Term Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the Term Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Article III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a)Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(d)Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections

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3.01(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed copies of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2

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or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the

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Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(h), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this Section 3.01(h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(i)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all other Obligations arising under the Loan Documents.
3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon the Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension, or to make or continue Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, in each case, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), or, if applicable in the case of Term SOFR Loans, convert all such Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate), either on the last day of the Interest Period (or applicable Interest Payment Date, as applicable) therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

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3.03 Inability to Determine Rates.
(a)Availability of Term SOFR Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.03(b), in the event that:
(i)the Required Lenders notify the Administrative Agent that the Required Lenders have reasonably determined that for any reason in connection with any request for a Term SOFR Loan or a conversion or continuation thereof that the Term SOFR Base Rate for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of the funding such Loans, or
(ii)the Administrative Agent determines in its reasonable judgment (applied consistently with its treatment of other similarly-situated borrowers) that the interest rate applicable to Term SOFR Loans for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent,
(iii)then in either case specified under clauses (i) or (ii) above, the Administrative Agent shall suspend the availability of Term SOFR Loans (until the circumstances specified as giving rise to such suspension shall no longer exist or, in the case of clause (i) above, shall have been waived by the Required Lenders) and require any affected Term SOFR Loan to be repaid or converted to Base Rate Loans at the end of the applicable Interest Period.
(b)Benchmark Replacement:
(i)Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing

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such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Base Rate or the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 11.02 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.03(b), the Borrower may revoke any request for a Term SOFR Loan or any request for the conversion or continuation of a Term SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Loan or conversion to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

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3.04 Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes,” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender, or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender for such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines in its reasonable judgment that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or

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reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of any Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
other than any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.06 Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office; provided, that, the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in

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accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.
3.07 Survival. The Borrower’s obligations under this Article III shall survive termination of the Term Commitments, repayment of all other Obligations under the Loan Documents, and resignation of the Administrative Agent.
Article IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Initial Credit Extension. The effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of executed counterparts of (i) this Agreement, duly executed by a Responsible Officer of the Borrower, each Lender, and the Administrative Agent, and (ii) any Note requested by any Lender, duly executed by a Responsible Officer of the Borrower.
(b)The Administrative Agent’s receipt of favorable written opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Borrower and (ii) Barnes & Thornburg, LLP, Indiana counsel to the Borrower, each dated the Closing Date and addressed to the Administrative Agent and each Lender, and each in form and substance satisfactory to the Administrative Agent.
(c)The Administrative Agent’s receipt of (A) a copy of the certificate of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the State of Indiana, and a certificate as to the existence of the Borrower as of a recent date from such Secretary of State, (B) a certificate of the Secretary or an Assistant Secretary of the Borrower dated as of the Closing Date and certifying (1) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described clause (i)(B)(2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate of incorporation referred to in clause (i)(A) above has not been amended since the date of the last amendment thereto as shown in the copy provided pursuant to clause (i)(A) above, and (4) as to the incumbency and specimen signature of each Responsible Officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower; and (C) a certificate of another Responsible Officer of the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate delivered pursuant to clause (i)(B) above.
(d)Since December 31, 2023, there shall not have occurred any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(e)After giving effect to the Transactions to occur on the Closing Date, (i) the representations and warranties contained in this Agreement or any other Loan Document shall

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(A) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (B) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) no Default shall exist.
(f)The Administrative Agent’s receipt of a certificate, dated as of the Closing Date and signed by a Financial Officer of the Borrower, certifying as to the satisfaction of the conditions set forth in Sections 4.01(d) and (e).
(g)The Administrative Agent’s receipt of all fees and other amounts due and payable for the accounts of the Lenders or for its own account on or prior to the Closing Date. Substantially concurrently with the Closing Date, each Arranger’s receipt of all fees and other amounts due and payable for its own account on or prior to the Closing Date. To the extent invoiced prior to the Closing Date, all fees, charges and disbursements of counsel that the Borrower has agreed to pay or reimburse shall have been paid or reimbursed.
(h)The Administrative Agent’s and each Lender’s receipt, to the extent requested by the Administrative Agent or such Lender, of (i) all documentation and other information as is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) a Beneficial Ownership Certification with respect to the Borrower, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
Without limiting the generality of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Term Loans to another Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:
(a)The representations and warranties contained in this Agreement (except for those contained in Section 5.05(b) and Section 5.06(a)) or any other Loan Document shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the

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representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.03(a) and (b), respectively.
(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Term Loans to another Type, or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
Article V. REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to each of the Lenders as follows (it being agreed that the Borrower other than the Borrower makes the following representations only as to itself, but that the Borrower makes such representations as to all the Borrower):
5.01 Organization; Powers. The Borrower and each of the Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate or other applicable organizational power and authority to execute, deliver and perform its obligations under the Loan Documents and to borrow hereunder and thereunder.
5.02 Authorization. The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party and the Credit Extensions hereunder (collectively, the “Transactions”) (a) have been or, upon execution and delivery thereof, will be duly authorized by all requisite corporate or other organizational action, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation (including the Margin Regulations) or of the certificate of incorporation or other constitutive documents or by-laws of the Borrower, (B) any order of any Governmental Authority, or (C) any provision of any indenture, material agreement or other instrument to which the Borrower is a party or by which it or any of its property is or may be bound, where such violation could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, material agreement or other instrument, where such default is reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon any property or assets of the Borrower (other than any Liens permitted pursuant to Section 7.02).
5.03 Enforceability. This Agreement and each other Loan Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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5.04 Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority, other than those which have been taken, given or made, as the case may be, is or will be required with respect to the Borrower in connection with the Transactions, except for such actions, consents, approvals, registrations and filings the failure of which to obtain or make could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
5.05 Financial Statements; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Administrative Agent copies of its consolidated balance sheet and statements of income, cash flow and retained earnings as of and for the fiscal year ended December 31, 2023, and the fiscal quarter ended June 30, 2024. Such financial statements present fairly, in all material respects, the consolidated financial condition and the results of operations of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the quarterly statement referred to above.
(b)There has been no material adverse change in the consolidated financial condition of the Borrower and the Subsidiaries, taken as a whole, from the financial condition reported in the financial statements for the fiscal year ended December 31, 2023 referred to in Section 5.05(a).
5.06 Litigation; Compliance with Laws.
(a)Except as disclosed in the Borrower’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023 and the Borrower’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2024, in each case filed with the SEC, as of the Closing Date, there are no actions, proceedings or investigations filed or (to the knowledge of the Borrower) threatened or affecting the Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement, and no order or judgment has been issued or entered restraining or enjoining the Borrower or any Subsidiary from the execution, delivery or performance of this Agreement, nor is there any other action, proceeding or investigation filed or (to the knowledge of the Borrower or any Subsidiary) threatened against the Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or materially restrict the ability of the Borrower to comply with its obligations under the Loan Documents.
(b)Neither the Borrower nor any Subsidiary is in violation of any law, rule or regulation (including any law, rule or regulation relating to the protection of the environment or to employee health or safety), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary has received notice of any claim with respect to or is otherwise aware of any environmental liability to which it is or is reasonably likely to become subject.

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5.07 Federal Reserve Regulations.
(a)Neither the Borrower nor any Subsidiary that will receive proceeds of the Credit Extensions hereunder is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(b)No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to refund indebtedness originally incurred for such purpose, or for any other purpose which violates, or would violate, the provisions of the Margin Regulations. Not more than twenty five percent (25%) of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by Margin Stock.
5.08 Investment Company Act. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
5.09 Use of Proceeds. All proceeds of the Credit Extensions shall be used in accordance with the provisions of Section 6.08.
5.10 Full Disclosure; No Material Misstatements. None of the representations or warranties made by the Borrower in connection with this Agreement as of the date such representations and warranties are made or deemed made, and none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or the credit facilities established hereby, contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading; provided, that, with respect to forecasts or projected financial information contained in the documents referred to above, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and as of the Closing Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).
5.11 Taxes. The Borrower and each of the Significant Subsidiaries has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than (a) any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have to the extent required by GAAP been set aside, or (b) to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.12 Employee Pension Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes under the Plan) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes under the Plan) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair

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market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no Borrower is, nor will the Borrower be, using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Term Commitments.
5.13 Anti-Corruption Laws and Sanctions. The Borrower maintains and will maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and the Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Credit Extension or use of the proceeds thereof will result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanctions.
5.14 Affected Financial Institutions. No Borrower is an Affected Financial Institution.
5.15 Beneficial Ownership Certification. As of the Closing Date, the information included in any Beneficial Ownership Certification delivered pursuant to this Agreement, if applicable, is true and correct in all respects.
Article VI. AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid (other than contingent obligations for which no claim has been made), unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Significant Subsidiaries (or, with respect to the provisions of Section 6.02(b), each of its Subsidiaries) to:
6.01 Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except as expressly permitted under Section 7.03(a); provided, that, this Section 6.01 shall not prevent the abandonment or termination of the existence, rights or franchises of any Significant Subsidiary or any rights or franchises of the Borrower if such abandonment or termination is in the best interests of the Borrower and is not disadvantageous in any material respect to the Lenders.
6.02 Business and Properties.
(a)Comply with all applicable laws, rules, regulations and orders of any Governmental Authority (including any of the foregoing relating to the protection of the environment or to employee health and safety), except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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(c)At all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, keep, or make, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
6.03 Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
(a)within ninety (90) days after the end of each fiscal year of the Borrower, its consolidated balance sheet and the related consolidated statements of income and cash flows showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing selected by the Borrower and accompanied by an opinion of such accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present its financial condition and results of operations on a consolidated basis in accordance with GAAP (it being agreed that the requirements of this Section 6.03(a) may be satisfied by the delivery pursuant to Section 6.03(d) of an annual report on Form 10-K containing the foregoing);
(b)within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related consolidated statements of income, cash flow and stockholders’ equity, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting its financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments (it being agreed that the requirements of this Section 6.03(b) may be satisfied by the delivery pursuant to Section 6.03(d) of a quarterly report on Form 10-Q containing the foregoing);
(c)concurrently with any delivery of financial statements under Section 6.03(a) or Section 6.03(b), a certificate of a Financial Officer of the Borrower (i) certifying that, to the best of such Financial Officer’s knowledge, no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.04;
(d)promptly after the same become publicly available, copies of all reports on forms 10-K, 10-Q and 8-K filed by it with the SEC, or, in the case of the Borrower, copies of all reports distributed to its shareholders, as the case may be;
(e)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and

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(f)promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent.
Documents required to be delivered pursuant to Section 6.03(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that, (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or each Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”), and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger, and each Lender to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, that, to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
6.04 Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers or through self-insurance, and maintain such other insurance or self-insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses (it being understood that the Borrower and its Significant Subsidiaries may self-insure to the extent customary with companies similarly situated and in the same or similar businesses and that, if an insurance company ceases to be financially sound and reputable and

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the Borrower or a Significant Subsidiary promptly replaces such insurance company, then the Borrower or such Significant Subsidiary, as applicable shall be deemed to be in compliance with this Section 6.04).
6.05 Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that (a) the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside, or (b) the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.06 Litigation and Other Notices. Give the Administrative Agent prompt written notice of the following (which the Administrative Agent shall promptly provide to the Lenders):
(a)the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding which is reasonably likely to result in a Material Adverse Effect;
(b)any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and
(c)any change in any of the Debt Ratings.
6.07 Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with GAAP and, upon reasonable notice, at all reasonable times, permit any authorized representative designated by the Administrative Agent or any Lender to visit and inspect the properties of the Borrower and of any Significant Subsidiary and to discuss the affairs, finances and condition of the Borrower and any Significant Subsidiary with a Financial Officer of the Borrower and such other officers as the Borrower shall deem appropriate; provided, that, so long as no Event of Default has occurred and is continuing, any such visits and inspections shall be limited to one time in any calendar year.
6.08 Use of Proceeds. Use the proceeds of the Credit Extensions only for the Closing Date Acquisition, working capital, capital expenditures and other lawful general corporate purposes; provided, that, the proceeds of the Credit Extensions shall not be used in contravention of any Law or of the Loan Documents.
Article VII NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid (other than contingent obligations for which no claim has been made), unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Subsidiaries to:
7.01 Priority Indebtedness. Create, incur, assume or permit to exist any Priority Indebtedness other than:
(a)(i) Indebtedness under the Loan Documents and (ii) Indebtedness of any Foreign Subsidiary under that certain Credit Agreement, dated as of August 5, 2021, among the Borrower,

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as the company, certain Subsidiaries of the Borrower party thereto, as the borrowing subsidiaries, Bank of America, N.A., as administrative agent and the other lenders party thereto;
(b)Indebtedness existing on the Closing Date and set forth on Schedule 7.01, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that, no additional Subsidiaries will be added as obligors or guarantors in respect of any Indebtedness referred to in this Section 7.01(b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the Closing Date);
(c)Indebtedness of any Subsidiary to the Borrower or any other Subsidiary, or Indebtedness of the Borrower to any Subsidiary; provided, that, no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Borrower or a Subsidiary;
(d)Indebtedness (including Financing Lease Obligations and obligations under conditional sale or other title retention agreements) incurred to finance the acquisition, construction or improvement of, and secured only by, any fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or guarantors in respect thereof and that are not secured by any additional assets; provided, that, such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided, that, such Indebtedness and any Liens securing the same exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary, and any such Liens do not extend to additional assets of the Borrower or any Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or guarantors in respect thereof and that are not secured by any additional assets;
(f)Indebtedness of any Foreign Subsidiary incurred after the Closing Date, the net proceeds of which are promptly dividended to the Borrower or one or more Domestic Subsidiaries; provided, that, such Indebtedness is not secured by assets of the Borrower or any Domestic Subsidiary;
(g)Indebtedness in the form of commercial paper, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that, (i) Indebtedness permitted by this Section 7.01(g) shall not be secured by any Liens on any assets of the Borrower or any Subsidiary, and (ii) the aggregate principal amount of Indebtedness at any time outstanding under this Section 7.01(g) shall not exceed $700,000,000 (or the equivalent thereof at the time of the incurrence of such Indebtedness);

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(h)obligations arising in connection with Securitization Transactions; provided, that, the aggregate principal amount of all such obligations outstanding at any time shall not exceed $300,000,000;
(i)(i) the ITT Italia Indebtedness, and any extensions, renewals or replacements thereof (A) that do not increase the outstanding principal amount thereof, and (B) so long as no additional Subsidiaries will be added as obligors or guarantors in respect of such Indebtedness in connection with any such extension, renewal or replacement; provided, that, the aggregate principal amount of the Indebtedness incurred pursuant to this Section 7.01(i)(i) outstanding at any time shall not exceed €300,000,000 (or the equivalent thereof at the time of the incurrence of such Indebtedness); and (ii) obligations (contingent or otherwise) existing under any Hedging Agreement entered into in connection with the Indebtedness permitted pursuant to Section 7.01(i)(i), so long as such obligations are (or were) entered into in the ordinary course of business and not for purposes of speculation; and
(j)other Priority Indebtedness; provided, that, the aggregate principal amount of all such Priority Indebtedness outstanding at any time, when taken together (and without duplication) with the aggregate principal amount of all obligations outstanding at such time and secured by Liens incurred in reliance on Section 7.02(h), shall not exceed the greater of (i) $250,000,000, and (ii) an amount equal to twelve and one-half percent (12.5%) of Consolidated Net Tangible Assets.
7.02 Liens. Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Encumbrances;
(b)Liens existing on the Closing Date and set forth on Schedule 7.02, and extensions or renewals of any such Liens that do not extend to additional assets or increase the amount of the obligations secured thereby;
(c)any Lien securing indebtedness of a Subsidiary to the Borrower or another Subsidiary or of the Borrower to a Subsidiary; provided, that, in the case of any sale or other disposition of such indebtedness by the Borrower or a Subsidiary, such sale or other disposition shall be deemed to constitute the creation of another Lien not permitted by this Section 7.02(c);
(d)Liens deemed to exist in connection with sale and lease-back transactions permitted under this Agreement;
(e)Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided, that, (i) such Liens secure only Indebtedness (including Financing Lease Obligations and obligations under conditional sale or other title retention agreements) permitted by Section 7.01(d) and obligations relating thereto not constituting Indebtedness, and (ii) such Liens shall not extend to any other asset of the Borrower or any Subsidiary (other than the proceeds and products thereof); provided, further, that, in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

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(f)any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided, that, (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not extend to any other asset of the Borrower or any Subsidiary, and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;
(g)sales of accounts receivable and interests therein pursuant to Securitization Transactions constituting Priority Indebtedness permitted under Section 7.01; and
(h)Liens securing other obligations, including Priority Indebtedness to the extent such Priority Indebtedness is permitted under Section 7.01; provided, that, the aggregate principal amount of all such obligations outstanding at any time, when taken together (and without duplication) with the aggregate principal amount of all Priority Indebtedness incurred in reliance on Section 7.01(j) and outstanding at such time, shall not exceed the greater of (i) $250,000,000, and (ii) an amount equal to twelve and one-half percent (12.5%) of Consolidated Net Tangible Assets.
7.03 Fundamental Changes.
(a)In the case of the Borrower or any other Borrower, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result from such transaction: the Borrower may merge or consolidate with any Person if (A) in the case of any such merger involving the Borrower, the Borrower is the surviving Person, and (B) in the case of any other such merger or consolidation, the Borrower is the surviving Person.
(b)Remain engaged primarily in businesses of the type conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably related thereto.
7.04 Financial Covenant. Permit the Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower ending as of the end of any fiscal quarter of the Borrower to be greater than 3.50 to 1.0; provided, that, upon the occurrence of a Qualified Acquisition, (a) for each of the four (4) fiscal quarters of the Borrower immediately following the consummation of such Qualified Acquisition (including the fiscal quarter of the Borrower in which such Qualified Acquisition was consummated) (such period of increase, the “First Leverage Increase Period”), the ratio set forth in the text preceding this proviso shall be increased to 4.00 to 1.0, and (b) for each of the two (2) fiscal quarters of the Borrower immediately following the First Leverage Increase Period (such period of increase, the “Second Leverage Increase Period”), the ratio set forth in the text preceding this proviso shall be increased to 3.75 to 1.0 (the Second Leverage Increase Period with respect to any Qualified Acquisition, together with the First Leverage Increase Period with respect to such Qualified

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Acquisition, the “Leverage Increase Period” for such Qualified Acquisition); provided, further, that, (i) for at least two (2) fiscal quarters of the Borrower immediately following each Leverage Increase Period, the Leverage Ratio as of the end of each such fiscal quarter shall not be greater than 3.50 to 1.0 prior to giving effect to another Leverage Increase Period, (ii) there shall be no more than two (2) Leverage Increase Periods exercised during the term of this Agreement, and (iii) each Leverage Increase Period shall only apply with respect to the calculation of the Leverage Ratio for purposes of determining compliance with the financial maintenance covenant set forth in this Section 7.04 and not for any other purpose.
7.05 Sanctions. Request any Credit Extension, or use, and it shall procure that the Subsidiaries and its and their respective directors, officers, employees and agents not use, the proceeds of any Credit Extension (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, or (c) in any manner that would result in the violation of any applicable Sanctions by any party hereto.
7.06 Anti-Corruption Laws. Request any Credit Extension, or use, and it shall procure that the Subsidiaries and its and their respective directors, officers, employees and agents not use, the proceeds of any Credit Extension for any purpose which would breach any Anti-Corruption Laws.
Article VIII EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default; Remedies. In case of the happening of any of the following events (each, an “Event of Default”):
(a)any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; or
(b)default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or
(c)default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 8.01(b)) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) days; or
(d)default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 6.01 or Article VII; or
(e)default shall be made in the due observance or performance of any covenant, condition or agreement contained herein or in any other Loan Document (other than those specified in Section 8.01(b), Section 8.01(c) or Section 8.01(d)) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or any Lender to the Borrower; or
(f)the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness beyond the period of grace, if any, provided in the agreement or instrument under which such Indebtedness was created, or (ii)

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fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness, or any other event shall occur or condition shall exist, beyond the period of grace, if any, provided in such agreement or instrument referred to in this clause (ii), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee on its or their behalf or the applicable counterparty to cause, an acceleration of the maturity of such Indebtedness or a termination or similar event in respect thereof; or
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower or any Subsidiary with assets having gross book value in excess of $100,000,000, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or any Subsidiary with assets having gross book value in excess of $100,000,000, or (iii) the winding up or liquidation of the Borrower or any Subsidiary with assets having gross book value in excess of $100,000,000; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(h)the Borrower or any Subsidiary with assets having a gross book value in excess of $100,000,000 shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described Section 8.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or any Subsidiary with assets having a gross book value in excess of $100,000,000, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing; or
(i)one or more final judgments shall be entered by any court against the Borrower or any of the Subsidiaries for the payment of money in an aggregate amount in excess of $100,000,000 and such judgment or judgments shall not have been paid, covered by insurance, discharged or stayed for a period of sixty (60) days, or a warrant of attachment or execution or similar process shall have been issued or levied against property of the Borrower or any of the Subsidiaries to enforce any such judgment or judgments; or
(j)the guarantee purported to be created under Article IX shall cease to be, or shall be asserted by the Borrower not to be, in full force and effect; or
(k)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(l)a Change in Control shall occur;

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then, and in every such event (other than an event with respect to the Borrower described in Section 8.01(g) or (h)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the commitments of each Lender to make Loans, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it, the Lenders under the Loan Documents or under applicable law; and, in the case of any event with respect to the Borrower described in Section 8.01(g) or (h), the commitments of each Lender to make Loans shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.
8.02 Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.01), any amounts received on account of the Obligations shall, subject to the provisions of 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Designated Hedging Obligations, and Obligations of the Borrower under any agreement with any Lender for cash management services, including treasury, depository, overdraft, purchasing, credit or debit card, electronic funds transfer and other cash management arrangements, ratably among the Lenders and the holders of Designated Hedging Obligations in proportion to the respective amounts described in this clause Third held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Article IX ADMINISTRATIVE AGENT
9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders and no Borrower shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other

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similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind banking, trust, financial, advisory, underwriting or other of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.
9.03 Exculpatory Provisions. Neither the Administrative Agent nor any Arranger, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, any Arranger, or any of their respective Related Parties: (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; (c) shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of their respective Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, such Arranger or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein; (d) shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01 or Section 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment (it being understood and agreed that the Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender); or (e) shall be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v)

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the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06 Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required

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Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)[reserved].
(e)On or prior to the date on which any successor Administrative Agent that is not a U.S. Person becomes a party to this Agreement, such successor Administrative Agent shall deliver to the Borrower a duly executed IRS Form W-8IMY with the effect that the Borrower may make payments to such successor Administrative Agent, to the extent such payments are made to the successor Administrative Agent as an intermediary, without any deduction or withholding of any Taxes imposed by the United States, without regard to the beneficial owners of such payments.
9.07 Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Arranger to any Lender as to any matter, including whether the Administrative Agent or such Arranger have disclosed material information in their (or their respective Related Parties’) possession. Each Lender represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and

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investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of Arrangers, bookrunners, co-syndications or co-documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

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9.10 Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Term Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Term Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (i) Section 9.10(a)(i) is true with respect to a Lender, or (ii) a Lender has provided another representation, warranty and covenant in accordance with Section 9.10(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

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9.11 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
Article X GUARANTEE
10.01 Guarantee.
(a)The Borrower hereby irrevocably and unconditionally guarantees to each Lender, each Affiliate of a Lender to which any Obligations are owed, the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of all the Obligations of each Subsidiary, in each case strictly in accordance with the terms thereof (such Obligations being herein collectively called the “Guaranteed Obligations”). The Borrower hereby further agrees that if any Subsidiary shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, the Borrower will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The Borrower further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection.
(b)The obligations of the Borrower under this Article X are absolute and unconditional irrespective of (i) the authorization, value, genuineness, legality, validity, regularity or enforceability of any of the Guaranteed Obligations, (ii) any modification, amendment or waiver of the terms of any of the Guaranteed Obligations, (iii) any extension of time for performance or waiver of performance of any covenant of any Subsidiary or any failure or omission to enforce or delay in enforcing any right with regard to any of the Guaranteed Obligations, (iv) any bankruptcy or insolvency of any Subsidiary, (v) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations, or (vi) any other circumstance whatsoever which may constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of the Borrower hereunder shall be absolute and unconditional under any and all circumstances.
(c)The Borrower hereby expressly waives diligence, presentment, demand, protest and all notices whatsoever with regard to any of the Guaranteed Obligations and any requirement that the Administrative Agent, any Lender or other Person exhaust any right, power or remedy or

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proceed against any Subsidiary hereunder or under any other agreement or instrument or against any other guarantor of or any security for any of the Guaranteed Obligations.
(d)The Borrower further agrees that if payment in respect of any Guaranteed Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any law or regulation, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Guaranteed Obligation in such currency or at such place of payment shall be impossible or, in the judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Borrower shall make payment of such Guaranteed Obligation in Dollars (based upon the applicable amount to be paid as determined on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each Lender or Affiliate of a Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
(e)The guarantee in this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Subsidiary in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder(s) of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
(f)Until the termination of the Term Commitments and the payment in full of the Obligations, the Borrower agrees not to enforce any rights arising by way of subrogation or contribution, whether arising by operation of law (including any such right arising under the Bankruptcy Code of the United States) or otherwise, arising from any payment by it pursuant to the provisions of this Article X.
(g)The Borrower agrees that, as between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand, the Obligations of any Subsidiary guaranteed under this Agreement shall be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.01, for purposes of this Article X notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Subsidiary or otherwise) preventing such declaration as against such Subsidiary and that, in the event of such declaration or automatic acceleration such obligations (whether or not due and payable by such Subsidiary) shall forthwith become due and payable by the Borrower for purposes of this Article X.
(h)The guarantee in this Article X is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.
10.02 Status as Eligible Contract Participant. The Borrower represents and warrants that (a) as of the Closing Date, the Borrower is an “eligible contract participant” as such term is defined and interpreted under the Commodity Exchange Act, and (b) on each date on which the Guaranteed Obligations include any Swap Obligations, the Borrower will be deemed to represent and warrant that the Borrower is an “eligible contract participant” as such term is defined and interpreted under the Commodity Exchange Act.
Article XI MISCELLANEOUS
11.01 Amendments, Etc.

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(a)Subject to Section 3.03(b), the last sentence of Section 9.06(d), Section 11.01(b), and the last sentence of Section 11.06(f), neither this Agreement nor any other Loan Document, nor any provision hereof or thereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent; provided, that, no such agreement shall: (i) extend or increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 8.01) without the written consent of such Lender; (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or, subject to Section 11.01(b)(iii), reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate; (iii) postpone the date of any scheduled payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Commitment, without the written consent of each Lender affected thereby; (iv) change Section 2.13, change Section 8.02, or change any other provision of any Loan Document in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (v) release the Borrower from its obligations hereunder, or limit the liability of the Borrower under Article X, without the written consent of each Lender; or (vi) change any of the provisions of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.
(b)Notwithstanding anything to the contrary herein: (i) no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent; (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby) if (A) by the terms of such agreement the Term Commitment of each Lender not consenting to the amendment(s) provided for therein shall terminate upon the effectiveness of such agreement, and (B) at the time such agreement becomes effective, each Lender not consenting to the amendment(s) provided for therein receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Term Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender, and (B) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (v) [reserved]; (vi) this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (A) to add one or more additional revolving credit or term loan facilities to this

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Agreement, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (B) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder; and (vii) if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party.
11.02 Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or any other Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b), shall be effective as provided in Section 11.02(b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to

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it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)Change of Address, Etc. The Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

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(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices and Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04 Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable, documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent; provided, that, such fees, charges ad disbursements shall be limited to (A) one primary counsel to the Administrative Agent, and (B) if necessary, one local counsel retained by the Administrative Agent in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved], and (iii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or

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any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made, including all such reasonable, documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee; provided, that, in the case of such fees, charges and disbursements of counsel, limited to the reasonable, documented out-of-pocket expenses of (i) one primary counsel to the Indemnitees, taken as a whole, (ii) if necessary, one firm of local counsel to the Indemnitees, taken as a whole, in each appropriate jurisdiction, and (iii) in the case of any actual or perceived conflict of interest, one additional counsel to each group of similarly situated Indemnitees, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Borrower) arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including the Indemnitee’s reliance on any communication executed using an electronic signature), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (B) any Loan or the use or proposed use of the proceeds therefrom, (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Borrower, and regardless of whether any Indemnitee is a party thereto; provided, that, that such indemnity shall not, as to any Indemnitee, be available to the extent that such loss, claim, damage, liability or related expense (1) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnitee’s gross negligence, bad faith or willful misconduct, or (y) such Indemnitee’s material breach of its obligations under this Agreement or any other Loan Document, or (2) arises out of disputes solely between and among Indemnitees (other than any dispute involving an Indemnitee acting in its capacity or fulfilling its role as an agent or arranger or similar role) that does not involve any act or omission of the Borrower or any of its Subsidiaries. Without limiting the provisions of Section 3.01(d), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share

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of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and the Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final, nonappealable judgment by a court of competent jurisdiction.
(e)Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all the other Obligations arising under the Loan Documents.
11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations arising under the Loan Documents and the termination of this Agreement.

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11.06 Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Commitment and the Loans (including for purposes of this Section 11.06(b)) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)In the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.
(B)In any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Term Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Term Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Term Commitment assigned.

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(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that, the assignor shall notify the Borrower of any assignment that does not require the consent of the Borrower prior to, or promptly after, the effective date of such assignment (it being understood that failure by such assignor to provide such notification shall not limit the effectiveness of such assignment); and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Commitment if such assignment is to a Person that is not a Lender with a Term Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund

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as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 11.06(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)Effectiveness. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the

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Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations thereof) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation); provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b), and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder; (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders, or (iii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07, (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Term Commitments. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided, that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and each Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other

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Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10 Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Administrative Agent, and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation arising hereunder shall remain unpaid or unsatisfied.
11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable

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such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding anything in this Section 11.13 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

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11.14 GOVERNING LAW; JURISDICTION; ETC.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.14(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY

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PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Borrower or any of their respective Affiliates, or any other Person, and (ii) none of the Administrative Agent, any Arranger, or any Lender has any obligation to the Borrower, any other Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower, any other Borrower or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17 Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of the Borrower, the Administrative Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Administrative Agent and each Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Administrative Agent’s or such Lender’s possession constituting an “authoritative copy” under UETA. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of

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such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document, Assignment and Assumption or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.
11.18 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
11.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree that, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed

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by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[SIGNATURE PAGES FOLLOW]

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This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.
BORROWER:
ITT INC.,
By: /s/ Michael Savinelli .
Name: Michael Savinelli
Title: Vice President, Treasurer, Chief Tax Officer and Assistant Secretary

ADMINISTRATIVE AGENT:	U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Daniel E. Von Herzen . Name: Daniel E. Von Herzen, CFA Title: Authorized Officer
        TERM LOAN CREDIT AGREEMENT
ITT INC. (2024)

1
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LENDERS:	U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ Daniel E. Von Herzen . Name: Daniel E. Von Herzen, CFA Title: Authorized Officer

        CREDIT AGREEMENT
ITT INC. (2024)

BANK OF AMERICA, N.A., as a Lender By: /s/ Donald K. Bates . Name: Donald K. Bates Title: Senior Vice President

        CREDIT AGREEMENT
ITT INC. (2024)

BANK OF CHINA, NEW YORK BRANCH, as a Lender By: /s/Jinan Yan . Name: Jinan Yan Title: Executive Vice President

        CREDIT AGREEMENT
ITT INC. (2024)

COMMERZBANK AG, NEW YORK BRANCH as a Lender By: /s/ Robert Sullivan . Name: Robert Sullivan Title: Director By: /s/ Christine MacInnes . Name: Christine MacInnes Title: Director

        CREDIT AGREEMENT
ITT INC. (2024)

INTESA SANPAOLO S.p.A., New York Branch
as a Lender
By: /s/Alessandro Toigo .
Name: Alessandro Toigo
Title: Head of Corporate Desk
By: /s/ Jennifer Feldman Facciola .
Name: Jennifer Feldman Facciola
Title: Business Director

        CREDIT AGREEMENT
ITT INC. (2024)